Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 29, 2022, with respect to the balance sheet of Atlas Energy Solutions Inc. included in the Registration Statement on Form S-1 and related Prospectus of Atlas Energy Solutions Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Austin, Texas

January 31, 2023